Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Results for the Third Quarter and Year-to-Date 2008

SPOKANE, Wash. – Nov. 4, 2008, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income of $7.4 million, or $0.13 per diluted share, for the third quarter of 2008, compared to a net loss of $3.9 million, or $(0.07) per diluted share, for the third quarter of 2007. For the nine months ended Sept. 30, 2008, Avista Corp.’s net income was $56.1 million, or $1.04 per diluted share, compared to net income of $24.4 million, or $0.45 per diluted share, for the nine months ended Sept. 30, 2007. The primary reasons for the increase in consolidated year-to-date results over the same period last year are increased earnings at Avista Utilities and the 2007 net loss from Avista Energy prior to the sale of the majority of the contracts and ongoing operations of the business on June 30, 2007.

“Our financial results for the first nine months of 2008 have positioned us to meet the earnings targets we set for this year. We expect continued improvement in our financial results due to the implementation of a general rate increase in Idaho that was effective October 1,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris. “As we continue to invest in the growth and upgrade of our company’s generation, transmission and distribution infrastructure, we will continue the timely filing of general rate cases to recover our costs of doing business and to more closely align our rates of return with those allowed by regulators. At the same time, we are diligently managing our operating costs and finding additional efficiencies to help reduce costs.”

Results for the third quarter of 2008 and the nine months ended September 30, 2008 (YTD), as compared to the respective periods of 2007:

($ in thousands, except per-share data)	Q3 2008	Q3 2007	YTD 2008	YTD 2007
Operating Revenues	$382,685	$267,662	$1,229,302	$1,030,854
Income from Operations	$25,332	$15,736	$140,883	$94,891
Net Income (loss)	$7,359	$(3,875)	$56,135	$24,402
Net Income (Loss) by Business Segment:
Avista Utilities	$6,451	$(5,574)	$51,791	$31,610
Advantage IQ	$1,340	$2,077	$4,685	$4,971
Other	$(432)	$(378)	$(341)	$(12,179	)*
Contribution to earnings (loss) per diluted share by Business Segment:
Avista Utilities	$0.12	$(0.10)	$0.96	$0.59
Advantage IQ	$0.02	$0.04	$0.09	$0.09
Other	$(0.01)	$(0.01)	$(0.01)	$(0.23	)*
Total earnings per diluted share	$0.13	$(0.07)	$1.04	$0.45

*	Results for YTD 2007 include a net loss from Avista Energy of $11.8 million, or $0.22 per diluted share.

Third Quarter and Year-to-date 2008 Highlights

Avista Utilities: The increase in utility net income for both the quarter and year-to-date periods was primarily due to an increase in gross margin (operating revenues less resource costs). The increase in gross margin was primarily due to the implementation of the general rate increase in Washington effective Jan. 1, 2008. On a quarterly basis, the increase in gross margin was also due to lower electric resource costs as compared to the amount included in base rates. The lower electric resource costs were primarily due to higher than normal hydroelectric generation (primarily in July) and the resetting of the base level of power supply costs in the general rate case. As a result, we recognized a benefit of $0.1 million under the Energy Recovery Mechanism (ERM) for the third quarter of 2008 compared to an expense of $5.2 million for the third quarter of 2007.

The increase in utility net income for both the quarter and year-to-date was also partially due to a decrease in interest expense as well as an impairment and regulatory disallowance taken in the third quarter of 2007.

Avista absorbed $7.3 million of costs for the first nine months of 2008 under the ERM. Despite a good winter snowpack, the late spring runoff resulted in excess water being spilled, which yielded lower-than-normal hydroelectric generation for the first nine months of 2008. Purchased power costs were higher than expected due in part to colder than normal temperatures during the heating season and an increase in the price of wholesale power. It is important to note that the amounts recognized under the ERM can vary significantly from quarter to quarter due to a variety of factors including the level of hydroelectric generation, as well as changes in purchased power and fuel costs.

Partially offsetting the negative effect of the year-to-date costs absorbed under the ERM were higher than expected retail natural gas loads due to colder than normal weather during the heating season earlier in the year.

Also contributing to the increase in net income was $5.7 million (pre-tax) of interest income, partially offset by $1.4 million (pre-tax) of interest expense, related to income tax settlements reached during the third quarter of 2008.

As approved by the Idaho Public Utilities Commission, electric rates for our Idaho customers increased by 12.0 percent (designed to increase annual revenues by $23.2 million), and natural gas rates increased by 4.7 percent (designed to increase annual revenues by $3.9 million) effective Oct. 1, 2008.

In September 2008, we reached a settlement agreement with certain parties with respect to our general electric and natural gas rate case that was filed with the Washington Utilities and Transportation Commission (WUTC) in March 2008 to recover increased costs of providing service to our Washington customers. Other parties to the settlement agreement are the Staff of the WUTC, Northwest Industrial Gas Users, and the Energy Project. The recommendations of these parties to approve the settlement are not binding on the WUTC. The Industrial Customers of Northwest Utilities joined in portions of the settlement. The Public Counsel Section of the Washington Attorney General’s Office did not join in the settlement.

Pursuant to the settlement agreement, base electric rates for Washington customers would increase by an average of 9.1 percent (designed to increase annual revenues by $32.5 million) and base natural gas rates would increase by an average of 2.4 percent (designed to increase annual revenues by $4.8 million). If approved by the WUTC, the new electric and natural gas rates would become effective on Jan. 1, 2009.

Advantage IQ: As previously reported, Advantage IQ acquired Cadence Network, Inc. (Cadence Network), a Cincinnati-based energy and expense management company, effective July 2, 2008. As consideration, the previous owners of Cadence Network received a 25 percent ownership interest in Advantage IQ. While we anticipate an increase in annual revenues as a result of the acquisition, the transaction is expected to be slightly dilutive to Avista Corp.’s consolidated earnings in 2008 by one to two cents per share due to the decrease in Avista Corp.’s ownership of the subsidiary and amortization of intangible assets resulting from the transaction. The results of operations of Cadence Network are included in Advantage IQ’s results beginning in the third quarter of 2008.

Advantage IQ’s revenues for the nine months ended Sept. 30, 2008, increased 20.6 percent as compared to the prior year and totaled $41.7 million. On a year-to-date basis through September 30, Advantage IQ processed bills totaling $12.2 billion, an increase of 31 percent, as compared to the first nine months of 2007.

Net income from Advantage IQ for the third quarter and year-to-date 2008 decreased as compared to the third quarter and year-to-date 2007 primarily due to our reduced ownership percentage in the business and amortization of intangible assets resulting from the transaction.

Other Businesses: Results from our other businesses improved as compared to the year-to-date 2007 primarily due to the net loss at Avista Energy in 2007. The remaining activities of Avista Energy are no longer a reportable business segment and are included in “Other” for segment reporting purposes.

Liquidity and Capital Resources: The recent events in the financial markets have resulted in companies having limited access to capital on reasonable terms and have resulted in a significant increase in borrowing rates for corporations. We are exploring various alternatives that would enable us to continue to obtain funding at a reasonable cost. As of Nov. 3, 2008, we had received commitments from three banks totaling $130 million for a new 364-day bank facility at a reasonable cost. We are continuing to seek additional commitments from other banks. Closing, subject to completion of the necessary documentation, is expected by the end of November 2008. We are committed to maintaining adequate liquidity and will continue to utilize cash flows from operations, long-term debt and common stock issuances to fund our capital expenditures and maturing debt, and use short-term debt for these purposes on an interim basis. As of Sept. 30, 2008, we had $203 million of available liquidity under our $320 million committed line of credit and $85 million revolving accounts receivable sales facility.

In April 2008, we issued $250 million of 5.95 percent First Mortgage Bonds due in 2018. The net proceeds from the issuance, together with other available funds, were used to fund debt maturities of $295 million (the majority being the $273 million of 9.75 percent Unsecured Senior Notes that matured on June 1, 2008).

Avista has a sales agency agreement to issue up to 2 million shares of common stock from time to time. We began issuing common stock under this sales agency agreement during the third quarter of 2008. We issued 750,000 shares and received net proceeds of $16.6 million. We will continue to evaluate issuing common stock and may issue common stock under this sales agency agreement in future periods.

Utility capital expenditures were $150 million for the nine months ended Sept. 30, 2008. We expect utility capital expenditures to be approximately $200 million for the full year of 2008 and to be over $200 million in each of 2009 and 2010. These estimates do not include any costs associated with wind generation projects.

Earnings Guidance and Outlook

At this time, we are narrowing our guidance for 2008 consolidated earnings to a range of $1.35 to $1.45 per diluted share, primarily as a result of costs absorbed under the ERM. Our guidance for Avista Utilities is being narrowed to a range of $1.20 to $1.35 per diluted share for 2008. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the fourth quarter. Our guidance for Advantage IQ continues to be a range of $0.10 to $0.12 per diluted share. We expect the other businesses to be between a loss of $0.02 and break-even per diluted share.

Avista is initiating its 2009 guidance for consolidated earnings to be in the range of $1.40 to $1.60 per diluted share. We expect Avista Utilities to contribute in the range of $1.30 to $1.45 per diluted share for 2009. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation. Our outlook also assumes the approval and implementation of the Washington general rate case on Jan. 1, 2009, as designed in the September 2008 settlement agreement with certain parties. Additionally, our outlook reflects estimated 2009 pension plan expenses based upon estimated pension valuations as of Sept. 30, 2008. The actual pension plan expense for 2009 is subject to multiple variables, most of which are beyond our control, including further changes to the fair value of pension plan assets and the discount rate. We expect Advantage IQ to contribute in the range of $0.12 to $0.14 per diluted share and the other businesses to be between a loss of $0.02 and a contribution of $0.01 per diluted share.

Although the recent settlement agreement in Idaho and the pending multi-party agreement in Washington provide incremental progress in recovery of utility costs, the company will still experience regulatory lag in 2009, especially related to the recent higher escalation in operation and maintenance costs and utility capital investments in 2009, which will not be included in 2009 retail rates. Avista plans to file new general rate cases in all three states prior to the end of the first quarter of 2009 to more closely align earned returns with those authorized by regulators.

NOTE: We will host a conference call with financial analysts and investors on Nov. 4, 2008, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 825.3209, passcode: 67690267. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Tuesday, Nov. 11, 2008. Call (888) 286-8010, passcode 50196077 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 352,000 electric and 310,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: global financial and economic conditions (including the availability of credit) and their effect on the Company’s ability to obtain funding for working capital and long-term capital requirements on acceptable terms and on economic conditions in the Company’s service areas, including the effect on the demand for, and customers’ ability to pay for, the Company’s utility services; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; weather conditions and their effect on energy demand and generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; and the possible reluctance of regulators to grant timely and adequate rate increases in an economic slowdown; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in economic conditions in our service territory and the United States in general, including inflation or deflation; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on

AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating revenues	$382,685	$267,662	$1,229,302	$1,030,854

Operating expenses:
Resource costs	251,333	150,318	764,089	611,937
Other operating expenses	67,195	63,991	199,779	202,531
Depreciation and amortization	23,502	22,605	68,920	67,438
Utility taxes other than income taxes	15,323	15,012	55,631	54,057

Total operating expenses	357,353	251,926	1,088,419	935,963

Income from operations	25,332	15,736	140,883	94,891

Other income (expense):
Interest expense, net of capitalized interest	(17,927)	(20,057)	(59,072)	(61,917)
Regulatory disallowance of unamortized debt repurchase costs	—	(3,850)	—	(3,850)
Other income—net	7,104	2,156	9,868	9,414

Total other income (expense)—net	(10,823)	(21,751)	(49,204)	(56,353)

Income (loss) before income taxes	14,509	(6,015)	91,679	38,538
Income taxes	7,150	(2,140)	35,544	14,136

Net income (loss)	$7,359	$(3,875)	$56,135	$24,402

Weighted-average common shares outstanding (thousands), basic	53,773	52,834	53,366	52,769
Weighted-average common shares outstanding (thousands), diluted	54,205	52,834	53,765	53,267
Total earnings (loss) per common share, basic	$0.14	$(0.07)	$1.05	$0.46

Total earnings (loss) per common share, diluted	$0.13	$(0.07)	$1.04	$0.45

Dividends paid per common share	$0.180	$0.150	$0.510	$0.445

Issued November 4, 2008

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$15,030	$11,839
Accounts and notes receivable	93,332	105,440
Current utility energy commodity derivative assets	13,455	12,078
Funds held for customers	92,429	89,885
Other current assets	177,923	112,943
Total net utility property	2,438,917	2,351,342
Other property and investments	146,019	116,157
Regulatory assets for deferred income taxes	112,087	117,461
Regulatory assets for pensions and other postretirement benefits	48,151	51,006
Other regulatory assets	41,215	43,004
Non-current utility energy commodity derivative assets	100,927	55,313
Power and natural gas deferrals	66,858	85,885
Unamortized debt expense	31,491	32,542
Other deferred charges	7,250	4,902

Total Assets	$3,385,084	$3,189,797

Liabilities and Stockholders’ Equity
Accounts payable	$102,917	$117,546
Current portion of long-term debt	108,916	427,344
Short-term borrowings	86,500	—
Customer fund obligations	92,429	89,885
Deposits from counterparties	16,920	12,510
Other current liabilities	187,445	116,364
Long-term debt	778,913	521,489
Long-term debt to affiliated trusts	113,403	113,403
Regulatory liability for utility plant retirement costs	213,610	209,357
Pensions and other postretirement benefits	67,193	90,555
Deferred income taxes	464,888	440,918
Non-current regulatory liability for utility derivatives	93,982	53,414
Other non-current liabilities and deferred credits	79,316	83,046

Total Liabilities	2,406,432	2,275,831

Common stock—net (54,422,099 and 52,909,013 outstanding shares)	773,198	726,933
Retained earnings and accumulated other comprehensive loss	205,454	187,033

Total Stockholders’ Equity	978,652	913,966

Total Liabilities and Stockholders’ Equity	$3,385,084	$3,189,797

Issued November 4, 2008

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Third Quarter		Nine Months Ended September 30,
	2008	2007	2008	2007
Avista Utilities
Retail electric revenues	$145,649	$140,491	$461,520	$418,963
Retail kWh sales (in millions)	2,134	2,162	6,658	6,538
Retail electric customers at end of period	352,348	347,717	352,348	347,717
Wholesale electric revenues	$42,063	$23,664	$110,958	$82,762
Wholesale kWh sales (in millions)	495	303	1,506	1,322
Sales of fuel	$25,510	$3,459	$40,498	$11,608
Other electric revenues	$4,773	$4,429	$11,928	$12,687
Retail natural gas revenues	$37,076	$39,487	$296,712	$280,624
Wholesale natural gas revenues	$95,965	$29,941	$222,259	$111,232
Transportation and other natural gas revenues	$2,788	$2,327	$8,866	$8,185
Total therms delivered (in thousands)	178,680	114,456	598,767	498,247
Retail natural gas customers at end of period	309,766	305,155	309,766	305,155
Income from operations (pre-tax)	$22,237	$13,050	$131,950	$109,142
Net income (loss)	$6,451	$(5,574)	$51,791	$31,610

Advantage IQ
Revenues	$16,822	$12,193	$41,743	$34,607
Income from operations (pre-tax)	$2,872	$3,439	$8,440	$8,201
Net income	$1,340	$2,077	$4,685	$4,971

Other
Revenues	$12,039	$11,671	$34,818	$70,186
Income (loss) from operations (pre-tax)	$223	$(753)	$493	$(22,452)
Net loss	$(432)	$(378)	$(341)	$(12,179)

Issued November 4, 2008